Exhibit 99.3

Press Release

Assured Guaranty Ltd. Announces Definitive Agreement to Acquire
Financial Security Assurance Holdings Ltd.

Acquisition Excludes Financial Security Assurance’s Financial Products
Segment

Hamilton, Bermuda - November 14, 2008 – Assured Guaranty Ltd. (NYSE: AGO) (“Assured”) announced that it has reached a definitive agreement with Dexia SA (“Dexia”) to purchase Financial Security Assurance Holdings Ltd. (“FSA”), the parent of financial guaranty insurance company, Financial Security Assurance, Inc. The definitive agreement provides that Assured will be fully protected against exposure to FSA’s Financial Products (“FP”) segment, which includes its guaranteed investment contract business.

“We are delighted with this fantastic opportunity. Not only do we create significant value for our shareholders, the combination of the two organizations will create the premier financial guaranty company with the talent, capacity, financial resources and relationships to serve the demands of our customers,” commented Dominic Frederico, President and Chief Executive Officer of Assured.

The transaction, which has been approved by the Board of Directors of both Assured Guaranty Ltd. and of Dexia, is subject to approval by Assured’s shareholders as well as the customary regulatory approvals. In addition, the transaction closing is contingent on confirmation from Standard & Poor’s, Moody’s Investors Services and Fitch Ratings that the acquisition of FSA would not have a negative impact on Assured’s or FSA’s financial strength ratings. The transaction is expected to close in the first quarter 2009. Banc of America Securities LLC acted as financial advisor to Assured and Mayer Brown LLP acted as legal counsel to Assured on this transaction.

The purchase price to be paid by Assured is $722 million, consisting of $361 million in cash and 44,567,000 common shares of Assured. The purchase price is approximately 37.5% of FSA’s September 30, 2008 shareholders’ equity adjusted for the FP Segment and certain other accounting items. As part of this transaction, Assured will also be assuming $730 million of FSA’s outstanding debt. The acquisition is not subject to a

Assured Guaranty Ltd.

30 Woodbourne Avenue, 5th Floor	main	441 299 9375	info@assuredguaranty.com	www.assuredguaranty.com
Hamilton HM 08	fax	441 296 1083

financing contingency. Assured expects to finance the cash portion of the acquisition with the proceeds of a public equity offering. Assured has received a back-up commitment from funds affiliated with WL Ross & Co. LLC to fund the cash portion of the purchase price with the purchase of newly issued common shares.

Management will host a conference call at 2:30 p.m. Eastern Time (3:30 p.m. Atlantic Time) on Friday, November 14, 2008 in order to provide an overview of the transaction and to answer questions. The conference call can be accessed at Assured’s website at www.assuredguaranty.com or by dialing 866-788-0546 (in the U.S.) or 857-350-1684 (International), passcode 89946540.

Audio replays of this call will be available for 30 days at www.assuredguaranty.com or via telephone at 888-286-8010(in the U.S.) or 617-801-6888 (International), passcode 93448240.

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Assured Guaranty Corp. is a leading provider of financial guaranty insurance in the U.S. and international public finance, structured finance and mortgage-backed securities markets. Assured Guaranty Corp. is rated triple-A by the three leading rating agencies and is licensed in all 50 states, the District of Columbia and Puerto Rico.

Assured Guaranty Ltd. is a Bermuda-based holding company. Its operating subsidiaries provide credit enhancement products to the U.S. and international public finance, structured finance and mortgage markets. More information can be found at www.assuredguaranty.com.

Any forward-looking statements made in this press release reflect the Company’s current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. For example, the Company’s forward-looking statements, including its statements regarding the expansion of the consumer and mortgage-backed securities business, could be affected by a significant reduction in the amount of reinsurance ceded by one or more of our principal ceding companies, rating agency action such as a ratings downgrade, difficulties with the execution of the Company’s business strategy, contract cancellations, developments in the world’s financial and capital markets, more severe or frequent losses associated with products affecting the adequacy of the Company’s loss reserve, changes in regulation or tax laws, governmental actions, natural catastrophes, the Company’s dependence on customers, decreased demand or increased competition, loss of key personnel, technological developments, the effects of mergers, acquisitions and divestitures, changes in accounting policies or practices, changes in general economic conditions, other risks and uncertainties that have not been identified at this time, management’s response to these factors, and other risk factors identified in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information:

Equity Investors:

Sabra Purtill

Managing Director, Global Communications and Investor Relations

(212) 408-6044

(441) 278-6665

spurtill@assuredguaranty.com

Fixed Income Investors:

Mike Walker

Director, Fixed Income Investor Relations

(212) 261-5575

mwalker@assuredguaranty.com

Media:

Ashweeta Durani

Vice President, Global Communications

(212) 408-6042

(917) 597-2065

adurani@assuredguaranty.com